EXHIBIT 2

April 21, 2003

Signature Eyewear, Inc.
c/o Jeffer, Mangels, Butler & Marmaro
1900 Avenue of the Stars
Twelfth Floor
Los Angeles, California 90067

Bluebird Finance Ltd.
P.O. Box 957
Road Town, Tortola
British Virgin Islands

     Re: Lock-Up Agreement

Ladies and Gentlemen:

     The undersigned, Dartmouth Commerce of Manhattan, Inc. (“Dartmouth”), hereby agrees to the terms and conditions of this Lock-Up Agreement for the benefit of Signature Eyewear, Inc., a California corporation (the “Company”), and Bluebird Finance Ltd., a British Virgin Islands company (“Bluebird”), with reference to and in consideration of the facts and objectives described herein.

     Dartmouth understands that the Company is experiencing serious financial difficulties, and has been in arrears with its primary lender and certain suppliers. In order to forestall a bankruptcy petition by or against the Company, simultaneously with the execution hereof, the Company is engaged in a major restructuring of its ownership, capitalization, and debt (the “Restructuring”). Dartmouth is participating in the Restructuring by arranging for the renegotiation of certain trade payables of the Company, in order to preserve the Company’s relationships with its suppliers, and by purchasing from the Weiss Family Trust a portion of its control block of 1,600,000 shares of the Company’s common stock (the “Control Block Shares”). Bluebird is participating in the Restructuring by providing a $2.9 million term loan for use in paying certain trade payables of the Company and other working capital, and making a capital investment of $800,000 in convertible preferred stock. The sale of the Control Block Shares to Dartmouth requires the consent of the licensors of certain of the Company’s product lines, and such licensors have indicated their willingness to grant such consent in reliance on the Restructuring bringing stability to the Company. Further changes in ownership of the Control Block Shares would require further consents by those licensors, which may be unavailable if the licensors believed that such changes in ownership indicated a lack of stability in the Company. The Company desires to assure its shareholders, creditors, suppliers, and licensors that the Restructuring will bring stability to the Company.

Bluebird would be unwilling to make its investment in the Company without assurance that such stability will not be undermined by subsequent changes in ownership of the Control Block Shares, and the Company desires to ensure such assurance for the benefit of Bluebird. Dartmouth is willing to accept certain limitations on the transferability of the Control Block Shares because Dartmouth believes that such limitations are appropriate in order to assist the Company in creating an appearance of stability, which stability will benefit Dartmouth’s interest in the Company.

     In consideration of the benefits to the undersigned described hereinabove, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the reliance hereon by the Company and Bluebird, Dartmouth hereby agrees that, except with the written consent of Bluebird in the particular instance, which consent may be granted or withheld in Bluebird’s sole and absolute discretion, or except as otherwise specifically provided herein, Dartmouth will not offer, sell, contract to sell, transfer, assign, pledge, hypothecate, grant any option to purchase, make any short sale, or otherwise dispose of any of the Control Block Shares, for a period of five (5) years from the date of this Agreement. Any and all stock certificates representing the Control Block Shares shall bear the following legend: “THE SHARES EVIDENCED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTEHCATED, OR OTHERWISE ALIENATED EXCEPT IN COMPLIANCE WITH THAT CERTAIN LOCK-UP AGREEMENT DATED [the date hereof], A COPY OF WHICH IS ON FILE IN THE COMPANY’S PRINCIPAL BUSINESS OFFICE AND WITH THE COMPANY’S TRANSFER AGENT AND REGISTRAR.” Dartmouth further agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Control Block Shares except in compliance with this Agreement.

     Dartmouth understands that this Agreement is irrevocable, and shall be binding upon, and inure to the benefit of, Dartmouth, the Company, and Bluebird, and their respective heirs, representatives, successors and assigns. No modification of this Agreement shall be valid unless it is in writing and signed by Dartmouth, the Company, and Bluebird. This Agreement is intended for the sole benefit of the parties and their successors and assigns, and shall not be construed to give any legal or equitable rights to any third parties. No party shall be deemed to waive any right or remedy except by a duly executed written waiver. No delay or omission in the exercise of any right or remedy shall be construed as a waiver, and no consent to or approval of any act shall be deemed to render unnecessary consent to or approval of any other or subsequent act. Any violation of this Agreement shall be deemed securities fraud, and shall be punishable to the full extent of the law. If any action is brought to enforce or interpret this Agreement, the prevailing party will be entitled to recover all attorneys fees actually incurred in the action and in enforcing any judgment or award granted therein. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

Very truly yours,

DARTMOUTH COMMERCE OF MANHATTAN, INC.,
a California Corporation

By: /s/ Richard Torre

Richard Torre
Its: President